Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for

Fourth-Quarter and Full-Year Fiscal 2020

Board of Directors Declares Regular Quarterly Cash Dividend of $0.07 Per Share

Fourth-Quarter Fiscal 2020 Summary

•	Bookings of $36.0 million

•	Backlog of $25.2 million

•	Revenue of $30.5 million

•	Operating loss of $1.6 million

•	Loss per diluted share of $0.19

Full-Year Fiscal 2020 Summary

•	Bookings of $136.3 million

•	Revenue of $133.4 million

•	Operating income of $2.4 million

•	Earnings per diluted share of $0.24

West Warwick, R.I. – March 12, 2020 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2020 fourth quarter and full year ended January 31, 2020.

AstroNova Reports Q4 FY 2020 Financial Results/2

CEO Commentary

“The impact of the grounding of the 737 MAX and the unexpected production halt announcement in December on our Test and Measurement segment, combined with ongoing relative weakness for the Product Identification segment in Asia, continued to affect our revenue and margins in the fourth quarter,” said President and CEO Greg Woods. “However, demand growth in regions outside of Asia drove positive fourth-quarter bookings in our Product Identification segment. We saw an enthusiastic response to our new products at several trade shows in the fall, and we are seeing indications of that customer interest translating into bookings momentum.

“As a result of the near-term industry dynamics, most notably the Boeing 737 MAX production halt, we have taken actions to bring our costs in line with the current market environment,” continued Woods. “We implemented a 5% headcount reduction and other initiatives that we expect to result in an annualized expense savings of $1.5 million to $2.0 million. At the same time however, we continue to invest in those strategic initiatives that we believe will drive growth and profitability for AstroNova.”

Business Outlook

“In addition to the favorable customer reception to our new Product Identification offerings and the resulting solid bookings in the fourth quarter, we have made some additional changes to our sales management structure that we expect will result in more efficient and effective global sales processes,” added Woods. “In the meantime, we believe our cost-cutting measures position us for a return to profitability as we move forward in fiscal 2021. Longer term, we are bullish about the opportunities made possible by secular trends in both segments of our business, but the additional delays in the 737 MAX return to service will negatively impact nearer term results. We also are closely monitoring the COVID-19 viral outbreak for potential impacts on customer demand and our supply chain. Locally, we have taken actions to further enhance the health and safety of our people as part of the state of emergency that has been declared in Rhode Island.”

Operating Segment Results

Product Identification segment revenue in the fourth quarter of fiscal 2020 was $20.6 million, compared with $23.4 million in the prior-year period. Segment operating profit was $0.5 million, or 2.5% of revenue, versus segment operating profit of $2.1 million, or 8.9% of revenue, in the prior year.

Test & Measurement segment revenue in the fourth quarter of fiscal 2020 was $9.8 million compared with $13.8 million in the same period of fiscal 2019. Segment operating profit was $0.7 million, or 7.6% of revenue, for the fourth quarter of fiscal 2020 compared with segment operating profit of $3.7 million, or 26.7% of revenue, in the comparable period of fiscal 2019.

Hardware revenue was $11.4 million, compared with $15.2 million in the prior-year period. Supplies revenue was $16.4 million compared with $18.5 million in the same period of fiscal 2019. Service/other revenue was $2.7 million compared with $3.5 million in the same period a year earlier.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 2

AstroNova Reports Q4 FY 2020 Financial Results/3

Financial Summary

Revenue totaled $30.5 million in the fourth quarter of fiscal 2020, versus $37.2 million in the same period of fiscal 2019, reflecting lower sales in the Test & Measurement and Product Identification segments. Full-year fiscal 2020 revenue was $133.4 million compared with $136.7 million in fiscal 2019.

Gross profit was $10.2 million in the fourth quarter of fiscal 2020, or 33.6% of revenue, compared with $14.6 million, or 39.2% of revenue, for the fourth quarter of fiscal 2019. The decrease in gross profit dollars and margin was attributable primarily to lower revenue and less favorable sales mix. Full-year gross profit was $48.8 million for fiscal 2020 compared with $54.0 million in the prior year.

Operating expenses were $11.9 million in the fourth quarter of fiscal 2020 compared with $11.7 million in the same period of fiscal 2019.

Operating loss was $1.6 million compared with operating income of $2.9 million, or 7.9% of revenue, in the fourth quarter of fiscal 2019.

For full-year fiscal 2020, operating expenses were $46.3 million compared with $45.3 million in fiscal 2019. Operating income for the full fiscal year 2020 was $2.4 million compared with $8.7 million a year ago.

Net loss was $1.3 million, or $0.19 per share, in the fourth quarter of fiscal 2020 versus net income of $2.3 million, or $0.32 per diluted share, in the fourth quarter of fiscal 2019. For full-year fiscal 2020, net income was $1.8 million, or $0.24 per diluted share, compared with net income of $5.7 million, or $0.81 per diluted share, in fiscal 2019.

Bookings were $36.0 million in the fourth quarter of fiscal 2020 compared with $38.6 million in the fourth quarter of fiscal 2019. Fiscal 2020 bookings decreased 4.0% to $136.3 million from $141.9 million in fiscal 2019.

Backlog at January 31, 2020 was $25.2 million, as compared to $25.6 million at the end of the fiscal 2019 fourth quarter.

Board Declares Quarterly Dividend

On March 10, 2020, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on April 2, 2020, to shareholders of record on March 26, 2020.

Fourth-Quarter Fiscal 2020 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (International) approximately 10 minutes prior to the start time and enter confirmation code 5018357.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 3

AstroNova Reports Q4 FY 2020 Financial Results/4

You can hear a replay of the conference call from 12:00 p.m. ET Thursday, March 12 until 12:00 p.m. ET Thursday, March 19 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International). The passcode is 5018357.

A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats.

The Product Identification segment offers a complete line-up of labeling hardware and supplies allowing customers to mark, track, and enhance the appearance of their products. The segment is comprised of three business units: QuickLabel®, the industry leader in tabletop digital color label printing; TrojanLabel®, an innovative leader for professional label presses; and GetLabels™, the premier supplier of label materials, inks, toners, ribbons, and adhesives, all compatible with the major printer brands. Supported by AstroNova’s customer application experts and technology leadership in printing, material science, and high-speed data processing, customers benefit from an optimized, “total solution” approach.

The Test and Measurement segment includes the AstroNova Aerospace business unit, which designs and manufactures flight deck printers, networking hardware, and related accessories serving the world’s aerospace and defense industries with proven advanced airborne technology solutions for the cockpit and the cabin; and the Test and Measurement business unit, which offers a suite of products and services that acquire, record, and analyze electronic signal data from local and networked sensors.

AstroNova is a member of the Russell 3000® Index, the Russell 2000® Index, the Russell Microcap® Index, and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance in fiscal 2021, the effect of the grounding of the 737 MAX, and the impact of the COVID-19 outbreak, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 4

AstroNova Reports Q4 FY 2020 Financial Results/5

include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 5

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Twelve-Months Ended
	January 31, 2020	January 31, 2019	January 31, 2020	January 31, 2019
Net Revenue	$30,479	$37,167	$133,446	$136,657
Cost of Revenue	20,234	22,585	84,688	82,658
Gross Profit	10,245	14,582	48,758	53,999
	33.6%	39.2%	36.5%	39.5%
Operating Expenses:
Selling & Marketing	6,762	6,858	26,884	26,343
Research & Development	2,216	1,969	8,084	7,813
General & Administrative	2,912	2,825	11,357	11,123

	11,890	11,652	46,325	45,279
Operating Income	(1,645)	2,930	2,433	8,720
	-5.4%	7.9%	1.8%	6.4%
Other Income, Net	(274)	(93)	(1,063)	(1,412)

Income Before Taxes	(1,919)	2,837	1,370	7,308
Income Tax (Benefit) Provision	(571)	532	(389)	1,578

Net Income	(1,348)	2,305	1,759	5,730

Net Income per Common Share - Basic	(0.19)	0.33	0.25	0.83

Net Income per Common Share - Diluted	(0.19)	0.32	0.24	0.81

Weighted Average Number of Common Shares - Basic	7,057	6,945	7,024	6,881
Weighted Average Number of Common Shares - Diluted	7,136	7,163	7,238	7,084

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 6

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	January 31, 2020	January 31, 2019
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$4,249	$7,534
Accounts Receivable, net	19,784	23,486
Inventories, net	33,925	30,161
Prepaid Expenses and Other Current Assets	2,193	1,427

Total Current Assets	60,151	62,608
Property, Plant and Equipment, net	11,268	10,380
OTHER ASSETS
Intangible Assets, net	25,383	29,674
Goodwill	12,034	12,329
Deferred Tax Assets	5,079	2,928
Right of Use Asset	1,661	—
Other Assets	1,088	1,064

TOTAL ASSETS	$116,664	$118,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	4,409	$5,956
Accrued Compensation	2,940	5,023
Other Liabilities and Accrued Expenses	4,471	2,911
Revolving Credit Facility	6,500	1,500
Current Portion of Long-Term Debt	5,208	5,208
Current Portion of Royalty Obligation	2,000	1,875
Current Liability – Excess Royalty Payment Due	773	1,265
Deferred Revenue	466	373
Income Taxes Payable	—	554

Total Current Liabilities	26,767	24,665
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	7,715	12,870
Royalty Obligation, net of current portion	8,012	9,916
Lease Liability, net of current portion	1,279	—
Deferred Tax Liabilities	435	40
Other Long Term Liabilities	1,081	1,717

TOTAL LIABILITIES	45,289	49,208
SHAREHOLDERS’ EQUITY
Common Stock	517	511
Additional Paid-in Capital	56,130	53,568
Retained Earnings	49,298	49,511
Treasury Stock	(33,477)	(32,997)
Accumulated Other Comprehensive Loss, net of tax	(1,093)	(818)

TOTAL SHAREHOLDERS’ EQUITY	71,375	69,775

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$116,664	$118,983

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 7

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended				Twelve Months Ended
	Revenue		Segment Operating Profit		Revenue		Segment Operating Profit
	January 31, 2020	January 31, 2019	January 31, 2020	January 31, 2019	January 31, 2020	January 31, 2019	January 31, 2020	January 31, 2019
Product Identification	$20,632	$23,379	$519	$2,078	$88,116	$86,786	$7,509	$7,910
T&M	9,847	13,788	748	3,677	45,330	49,871	6,281	11,933

Total	$30,479	$37,167	1,267	5,755	$133,446	$136,657	13,790	19,843

Corporate Expenses			2,912	2,825			11,357	11,123

Operating Income			(1,645)	2,930			2,433	8,720
Other Expense-Net			(275)	(93)			(1,063)	(1,412)

Income (Loss) Before Income Taxes			(1,920)	2,837			1,370	7,308
Income Tax (Benefit) Provision			(572)	532			(389)	1,578

Net Income			$(1,348)	$2,305			$1,759	$5,730

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 8